Exhibit 99.1
Date:   March 24, 2006
Contact:   Michael J. McCann, Chief Financial Officer, (337) 235-2452
PHI, Inc. Announces Tender Offer and Consent Solicitation for Senior Notes
For Any and All 9 3/8% Senior Notes due 2009
Lafayette, Louisiana — March 24, 2006 — PHI, Inc. (“PHI”) today announced that it is commencing a cash tender offer (the “Offer”) for all of its outstanding $200,000,000 aggregate principal amount of 9 3/8% Senior Notes due 2009 (the “Notes”) on the terms and subject to the conditions set forth in PHI’s Offer to Purchase and Consent Solicitation Statement (the “Offer to Purchase”).
PHI is also soliciting consents for proposed amendments to the indenture under which the Notes were issued which would eliminate most of the restrictive covenants and events of default contained in the indenture and would shorten the minimum redemption notice period from 30 to five days. The proposed amendments to the indenture will be set forth in a first supplemental indenture and are described in more detail in the Offer to Purchase. The first supplemental indenture will not be executed unless and until PHI has received consents from holders of a majority of outstanding principal amount of the Notes, and the amendments will not become operative unless and until PHI has purchased these Notes pursuant to the Offer to Purchase. Holders who tender their Notes will be deemed to consent to the proposed amendments, and holders who consent will be required to tender their Notes.
Consummation of the Offer is subject to the satisfaction or waiver of a number of conditions, including execution of the first supplemental indenture and satisfactory financing arrangements in an amount that, together with existing cash, will be sufficient to purchase the Notes tendered in the Offer.
The Offer will expire at 9:00 a.m., New York City time, on April 24, 2006, unless extended (such date and time, as they may be extended, the “Expiration Time”) or terminated by PHI. The consent solicitation will expire at 5:00 p.m., New York City time, on April 6, 2006, unless extended (such date and time, as they may be extended, the “Consent Deadline”).
The total consideration for each $1,000 principal amount of Notes tendered and accepted for payment pursuant to the Offer is $1,048.88, plus accrued and unpaid interest up to, but not including, the date of payment for such Notes. A portion of the total consideration is a consent payment in the amount of $2.00 per $1,000 principal amount of Notes for delivering consents to the proposed amendments to the indenture prior to the Consent Deadline. PHI will pay the total consideration on a business day it selects following both the Consent Deadline and the satisfaction or waiver of the conditions to closing of the Offer.
Holders that tender their Notes after the Consent Deadline but prior to the Expiration Time will be eligible to receive only the purchase price of $1,046.88 per $1,000 principal amount of Notes, plus accrued and unpaid interest. If PHI accepts these Notes for purchase, it will pay the purchase price promptly after the Expiration Time.

Notes tendered and related consents may be withdrawn prior to the execution of the first supplemental indenture providing for the proposed amendments but not afterwards, except in limited circumstances where withdrawal rights are required by law.
UBS Investment Bank is acting as the dealer manager, and D.F. King & Co., Inc. is the information agent for the Offer. Requests for documentation should be directed to D.F. King & Co., Inc. at (888) 567-1626 (toll free) (banks and brokerage firms please call (212) 269-5550). Questions regarding the tender offer and consent solicitation should be directed to UBS Investment Bank at (888) 722-9555 x4210 (U.S. toll-free) or (203) 719-4210 (collect), attention: Liability Management Group.
This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation to consent with respect to any Notes. The Offer is being made solely by the Offer to Purchase, which sets forth the complete terms and conditions of the tender offer and consent solicitation.
PHI provides helicopter transportation and related services to the oil and gas industry, air medical industry and others and also provides third-party maintenance services to select customers. PHI’s Common Stock is traded on The Nasdaq National Market System (symbols PHII and PHIIK).
     NOTE: Certain statements in this release constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include projection, expectations, plans, estimates and risk analysis. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause PHI’s actual results, performance (financial, operating or otherwise) or achievements to differ materially from those expressed or implied by such forward-looking statements. These factors are more fully discussed in PHI’s filings with the SEC, including its annual report on Form 10-K for the year ended December 31, 2005. We undertake no obligation to update any statements contained in this release.
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